EXHIBIT 10.56

GOODNESS GROWTH HOLDINGS, INC.
NON-PLAN
RESTRICTED STOCK UNIT AGREEMENT

(Employee Restricted Stock Unit Award)

I.	NOTICE OF GRANT

Name of Recipient:Kyle Kingsley

Number of Restricted Stock Units:679,064

Date of Grant:December 14, 2022

Vesting Schedule: Subject to Section III.4 hereof and to the Employment Agreement by and between Vireo Health, Inc. (the “Subsidiary Employer”) and the Recipient identified above (“Recipient”), dated December 21, 2020 (the “Original Agreement”), as amended by an Amendment to Employment Agreement dated February 2, 2022 (the “First Amendment”) and a Second Amendment to Employment Agreement dated December 14, 2022 (the “Second Amendment” and, collectively with the Original Agreement and the First Amendment, the “Employment Agreement”), the Restricted Stock Units (hereinafter defined) shall vest ratably on each of the first three anniversaries of the date of grant identified above (the “Date of Grant”), provided that the Recipient is a Service Provider on the applicable vesting date.

This is a Restricted Stock Unit Agreement (the “Agreement”), by and between Goodness Growth Holdings, Inc., a British Columbia corporation formerly known as Vireo Health International, Inc. and successor to Vireo Health, Inc. (the “Company”), and the Recipient, entered into and effective as of the Date of Grant.

II.	BACKGROUND
1.	The Subsidiary Employer and Recipient entered into the Employment Agreement.
2.	Recipient is eligible to receive an award under the Employment Agreement in the form of Restricted Stock Units, as further described in this Agreement.
III.	AGREEMENT. Subject to the Employment Agreement, the Company hereby grants the Restricted Stock Units to Recipient under the terms and conditions as follows:
1.	Grant of Award. The Company hereby grants to Recipient, as of the Date of Grant and subject to the terms and conditions of this Agreement and the Employment Agreement, the number of Restricted Stock Units indicated above (the “Award”). Each Restricted Stock Unit represents the right to receive one Share, or a cash payment equal to the closing sales price on the Canadian Securities Exchange (“Fair Market Value”) of one Share as of the trading day prior to the date of settlement of the Award.
2.	Vesting and Forfeiture. The Award will vest as to the number of Restricted Stock Units and on the dates specified in the Notice of Grant above. Except as otherwise expressly provided in this Agreement or the Employment Agreement, if Recipient ceases to be an employee, member of the board of directors of the Company (the “Board”), or otherwise engaged by the Company or any affiliate of the Company to render services to such entity, then all Restricted Stock Units subject to this Award that have not yet vested shall be forfeited. In the event of the Recipient’s separation from service (as such term is defined in Section 409A of the Code and its related regulations (“409A”)) by the Company for Cause, all Restricted Stock Units, whether vested or unvested, shall be cancelled and forfeited as of the date of such separation from service for no consideration. In the event of the Recipient’s separation from service for any reason other than Cause, all vested Restricted Stock Units will remain outstanding and eligible for settlement on a Trigger Date.
3.	Nature of Restricted Stock Units. The Restricted Stock Units granted pursuant to this Award are bookkeeping entries only and do not provide Recipient with any dividend, voting or other rights of a shareholder of the Company. The Restricted Stock Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.
4.	Settlement of Units. Subject to the provisions of the Employment Agreement and this Agreement, the Company shall settle each vested Restricted Stock Unit by delivering to Recipient one Share to which such vested Restricted Stock Unit relates, a cash payment equal to the Fair Market Value of one such Share, or a combination of both upon the earliest to occur of the following (such earliest date being referred to herein as the “Trigger Date”): (a) the third (3rd) anniversary of the Date of Grant; (b) the death or permanent disability (as such term is defined in 409A) of Recipient; (c) a Change in Control of the Company; or (d) eighteen (18) months after the Recipient’s separation from service (as such term is defined in 409A) by the Company without Cause or by the Recipient for “Good Reason.”

For this purpose, “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Agreement.

Such settlement shall occur as soon as practicable following the Trigger Date (but in no event later than ninety (90) days following the Trigger Date); provided, however, that if Recipient is a Specified Employee (as defined in 409A) and the Trigger Date is that which is described in subsection (d), above, then, to the extent required to comply with 409A, the settlement shall occur on the first business day following the earlier of (i) the day that is six (6) months after the Recipient’s separation from service, or (ii) the Recipient’s death.

5.	Transferability. The Award may not be assigned or transferred by Recipient other than by will or the laws of descent and distribution. The Restricted Stock Units held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Restricted Stock Units immediately prior to the transfer.
6.	No Shareholder Rights. Neither Recipient nor any permitted transferee of the Award will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Award unless and until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to Recipient’s designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before a stock certificate has been issued, electronic delivery of the Shares has been made to Recipient’s designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Employment Agreement.

7.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.
7.1	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available hereunder, will adjust the number, class, and price of shares of stock covered by the Award.
7.2	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Recipient as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
7.3	Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Board determines (subject to the provisions of the following paragraph) without a Recipient’s consent, including, without limitation, that (A) Award will be assumed, or substantially equivalent Award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (B) upon written notice, the Award will terminate upon or immediately prior to the consummation of such merger or Change in Control; (C) any outstanding Award will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Board determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (D) (I) the termination of the Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Recipient’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Recipient’s rights, then the Award may be terminated by the Company without payment), or (II) the replacement of the Award with other rights or property selected by the Board in its sole discretion; or (E) any combination of the foregoing. In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Recipient will fully vest in and have the right to exercise all of his or her unvested Restricted Stock Units, and all restrictions on such Restricted Stock Units will lapse.
7.4	For the purposes of this Section III.7, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Subordinate Voting Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common shares of the successor corporation or its publicly-traded parent company, the Board may, with the consent of the successor corporation, provide for the consideration to be received the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common shares of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Subordinate Voting Shares in the merger or Change in Control.
7.5	Notwithstanding anything in this Section III.7 to the contrary, if a payment under this Agreement is subject to 409A and if the change in control definition contained in this Agreement does not comply with the definition of “change of control” for purposes of a distribution under 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under 409A without triggering any penalties applicable under 409A.
8.	Securities Law and Other Restrictions. Notwithstanding any other provision of the Employment Agreement or this Agreement, the Company shall not be required to issue, and Recipient may not sell, assign, transfer or otherwise dispose of, any Shares, unless (a) there is in effect with respect to the Shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Administrator, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing the Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.
9.	Tax Withholding. THE COMPANY IS ENTITLED TO (A) WITHHOLD AND DEDUCT FROM FUTURE FEES OR WAGES OF RECIPIENT (OR FROM OTHER AMOUNTS THAT MAY BE DUE AND OWING TO RECIPIENT FROM THE COMPANY), OR MAKE OTHER ARRANGEMENTS FOR THE COLLECTION OF, ALL LEGALLY REQUIRED AMOUNTS NECESSARY TO SATISFY ANY FEDERAL, STATE OR LOCAL WITHHOLDING AND EMPLOYMENT-RELATED TAX REQUIREMENTS ATTRIBUTABLE TO THE AWARD, INCLUDING, WITHOUT LIMITATION, THE GRANT OR SETTLEMENT OF THE RESTRICTED STOCK UNITS. IF THE COMPANY IS UNABLE TO WITHHOLD SUCH AMOUNTS, FOR WHATEVER REASON, RECIPIENT AGREES TO PAY TO THE COMPANY AN AMOUNT EQUAL TO THE AMOUNT THE COMPANY WOULD OTHERWISE BE REQUIRED TO WITHHOLD UNDER FEDERAL, STATE OR LOCAL LAW.
10.	Adjustments. Subject to the terms and conditions set forth in the Employment Agreement, in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Administrator, in order to prevent dilution or enlargement of the rights of Recipient, shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities or other property (including cash) subject to the Award.

11.	Additional Definitions.
11.1	“Change in Control” means the occurrence of any of the following events:
(i)	Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or
(ii)	Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)	Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iv)	For purposes of this Section III.11.a, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.
(v)	Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
(vi)	Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
11.2	“Fair Market Value” means, as of any date, the value of the Shares determined as follows:
(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation the Canadian Securities Exchange (the “CSE”), the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market of The Nasdaq Stock Market, or the NYSE American its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or
(iii)	In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Board.
11.3	“Share” means a Subordinate Voting Share of the Company’s capital stock, which is intended to qualify as service recipient stock under Treasury Regulation 1.409A-1(b)(5)(iii), as adjusted pursuant to Section 10 of this Agreement.
11.4	“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to this Agreement. Each Restricted Stock Unit will be settled in Shares or cash, at the discretion of the Board. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
12.	Subject to Employment Agreement. The Award has been granted and issued under, and is subject to the terms of, the Employment Agreement. The terms of the Employment Agreement are incorporated by reference in this Agreement in their entirety. The provisions of this Agreement shall be interpreted as to be consistent with the Employment Agreement, and any ambiguities in this Agreement shall be interpreted by reference to the Employment Agreement. If any provisions of this Agreement are inconsistent with the terms of the Employment Agreement, the terms of the Employment Agreement shall prevail.
13.	Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

14.	Governing Law. This Agreement and all rights and obligations under this Agreement shall be construed in accordance with the Employment Agreement and governed by the laws of the Province of British Columbia, without regard to conflicts of laws provisions.
15.	Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and settlement of this Award and the administration of the Employment Agreement and supersede all prior agreements, arrangements, Employment Agreement and understandings relating to the grant and settlement of this Award.
16.	Amendment and Waiver. Other than as provided in the Employment Agreement and subject to applicable law, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Notwithstanding the preceding, Recipient agrees that the Administrator may amend the Employment Agreement or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Employment Agreement or the Agreement to any present or future law relating to Employment Agreement of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.
17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Agreement by electronic means and request Recipient’s acceptance of this Agreement by electronic means. Recipient hereby consents to receive all applicable documentation by electronic delivery and to participate in the Employment Agreement through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock Employment Agreement administrator.

The parties hereto have executed this Agreement effective as of the Date of Grant.

GOODNESS GROWTH HOLDINGS, INC.

By:/s/ John Heller

John Heller

Its:Chief Financial Officer

RECIPIENT

/s/ Kyle Kingsley

Kyle Kingsley